			James M. Halley Q.C., 2	David W. Buchanan, Q.C.	Derek J. Mullan, Q.C.
			R. Stuart Wells	M. Douglas Howard	W.W. Lyall D. Knott, Q.C.
			William A. Ruskin, 1	Patrick A. Williams	Alexander Petrenko
			Bernard Pinsky, 4	Roy A. Nieuwenburg	William C. Helgason
			William D. Holder	Nigel P. Kent, 1	Douglas W. Lahay
			David W. Kington	Diane M. Bell	Anne L.B. Kober
			R. Brock Johnston	Neil P. Melliship	Kenneth K.C. Ing, 11, 13
			Darren T. Donnelly	Mark S. Weintraub	Neo J. Tuytel
			Ross D. Tunnicliffe	Kevin J. MacDonald	Don C. Sihota
			R. Barry Fraser	James A. Speakman	Kerstin R. Tapping
			Ethan P. Minsky, 6, 7, 9	Brock H. Smith	Nicole M. Byres
			D. Lawrence Munn, 8	John C. Fiddick	R. Glen Boswall
			Hannelie G. Stockenstrom, 12	Bonnie S. Elster	Virgil Z. Hlus, 4
			Samantha Ip	Jonathan L.S. Hodes, 1, 5	William L. Macdonald, 8
			Aaron B. Singer	L.K. Larry Yen, 10	Peter M. Tolensky
			Thea L. Koshman, 1	Tony Fogarassy	Allyson L. Baker, 3
			Warren G. Brazier, 4	Amy A. Mortimore	Veronica P. Franco
			Krista Prockiw	Brent C. Clark	Jane Glanville
			Conrad Y. Nest, 10	C. Michelle Tribe	James T. Bryce, 1
			Richard T. Weiland	Adam I. Zasada	Cam McTavish
			Steve Veitch	Lisa D. Hobman	Valerie S. Dixon
Reply Attention of	L.K. Larry Yen		Jonathan C. Lotz	Dianne D. Rideout	Tasha L. Coulter
Direct Tel.	604.891.7715		David J. Fenrich	Kari Richardson	Vikram Dhir, 1
EMail Address	lky@cwilson.com		Adam M. Dlin	Marta C. Davidson	Sarah W. Jones
Our File No.	32670-01 / CW1859168.1		Michal Jaworski	Shauna K. Towriss	R. Brad Kielmann
Kyle M. Wilson

Associate Counsel: Michael J. Roman

Certain lawyers have been admitted to practice in one or more of the following jurisdictions as indicated beside each name:

May 9, 2008		Canada	United States	International
		1 Alberta	4 California	11 Hong Kong
		2 Manitoba	5 Colorado	12 South Africa
		3 Ontario	6 District of Columbia	13 United Kingdom
7 Florida
8 New York
Tornado Gold International Corporation			9 Virginia
8600 Technology Way, Suite 118			10 Washington
Reno, NV 89521
United States of America

Attention: Earl Abbott, President and Chief Executive Officer

Dear Sirs:

Re:	Tornado Gold International Corporation - Registration Statement on Form
S-1/A filed on May 9, 2008

     We have acted as counsel to Tornado Gold International Corporation (the "Company"), a Delaware corporation, in connection with the preparation of a registration statement on Form S-1/A (the "Registration Statement") through which up to 8,252,500 shares of the Company's common stock (the "Registered Shares") are being registered pursuant to the Securities Act of 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on May 9, 2008. As more particularly described in the Registration Statement, filed on May 9, 2008, the Company is registering for resale:

  up to 2,272,500 shares of common stock of the Company, representing those shares of the Company’s common stock that were issued to a selling stockholder pursuant to a Release and Settlement Agreement entered into between the selling stockholder and the Company dated March 5, 2008; and
  up to 5,980,000 shares of common stock of the Company, representing those shares of the Company’s common stock that are issuable to certain stockholders upon exercise of warrants issued in connection with the Private Placement Subscription Agreements entered into between the selling stockholders and the Company dated July 18, 2006.

     In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com
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(a)	Articles of Incorporation of the Company;

(b)	Bylaws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	The Registration Statement; and

(e)	The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

     We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements of officers or representatives of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i) the 2,272,500 shares of common stock of the Company that were issued to a certain selling stockholder pursuant to the Release and Settlement Agreement entered into between the selling stockholder and the Company dated March 5, 2008 were duly and validly authorized and issued, and are fully paid and non-assessable;

(ii) the 5,980,000 shares of common stock of the Company that are issuable to certain stockholders upon exercise of warrants issued in connection with the Private Placement Subscription Agreements entered into between the selling stockholders and the Company dated July 18, 2006, if the warrants are exercised in accordance with their terms which have been duly authorized by the Company and, if and when these warrant shares are issued upon the exercise of the warrants in accordance with their terms, these warrant shares will be duly and validly authorized and issued as fully paid and non-assessable;

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Delaware, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ CLARK WILSON LLP

cc: United States Securities and Exchange Commission